Filed Pursuant to Rule 424(b)(3)
Registration No. 333—117830

Prospectus Supplement No. 1 dated March 29, 2005
(To Prospectus dated December 15, 2004)

Shuffle Master, Inc.

1,150,614 Shares of Common Stock

        This document supplements the prospectus dated December 15, 2004, as amended and supplemented from time to time, related to the resale by the selling stockholders named herein, or their transferees, pledges, donees or successors. We issued the shares to Casinos Austria Aktiengesellschaft in connection with our acquisition of CARD Casinos Austria Research and Development GmbH on May 13, 2004.

        This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated December 15, 2004, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

        On January 14, 2005, our stockholders received a three-for-two stock split to stockholders of record on January 3, 2005.

        Our common stock trades on The Nasdaq National Market under the ticker symbol "SHFL." On March 28, 2005, the closing price of one share of our common stock was $29.54.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

        None of the Securities and Exchange Commission (the "SEC"), any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission or any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

        The table of selling stockholders contained on page 23 of the prospectus dated December 15, 2004 is hereby amended and replaced by the table set forth below.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned Subsequent to the Offering(1)(2)
Name of Selling Stockholder			Shares Offered by This Prospectus
	Shares	Percent		Shares	Percent
Casinos Austria Aktiengesellschaft(3)	1,150,614	3.3%	1,150,614	—	—

(1)
Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. To our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as noted otherwise.

(2)
Assumes the sale of all shares offered hereby.

(3)
The selling stockholder has identified that voting and investment control of Casinos Austria Aktiengesellschaft, or CASAG, is exercised by its management board and approved by its supervisory board. Decision making authority of CASAG's management board is vested jointly with Dr. Leo Wallner, Dr. Emil Mezgolits and Paul Herzfeld. The approval authority of CASAG's supervisory board is held jointly by Alfred Lejsek, Dr. Peter Erlacher, Dr. Alfred Katterl, Dr. Walter Rothensteiner, Dietmar Spranz, Dr. Guenter Geyer, Dr. Maria-Theresia Bablik, Paul Berger, Helmut Jonas, Kurt Meyer, Dr. Konstantin Klien, Fritz Rosenbusch, Dr. Paul Schimka, Dr. Thomas Schröfl, Adolf Wala, Juergen Nachbaur, Martin Koller, Dieter Salzgeber, Hannes Irowec, Christian Schuetz and Reinhard Deiring.